EXHIBIT 99


John D. Milton, Jr.               904/355-1781, Ext. 258
Executive Vice President, Treasurer & CFO



           FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES
                RECORD THIRD QUARTER RESULTS


Jacksonville, Florida: July 25, 2006 - Florida Rock Industries, Inc. (NYSE-FRK) today announced record net income of $58,317,000, or $.87 per diluted share, for its fiscal 2006 third quarter, a 27% increase over the same quarter last year. Consolidated total sales for the quarter rose 15% to $360,993,000 from $313,499,000 in the same quarter last year. Improved pricing in all segments contributed to a 19% increase in gross profit, which rose to $121,405,000 compared to $102,116,000 in the same quarter last year.

Product volumes increased 6% in the aggregates segment versus the third quarter of 2005. Concrete yardage rose 1.4% in the quarter while block volumes remained virtually level. Cement volume declined 9.5% from last year's third quarter. Third quarter operating profit increased 17.4% to $90,296,000 from $76,890,000 in the year-ago quarter. Third quarter income included real estate gains of $1,621,000 ($1,029,000 after tax) and insurance proceeds of $1,075,000 ($683,000 after tax) versus real estate gains of $1,842,000 ($1,157,000 after tax) and insurance proceeds of $3,871,000 ($2,653,000 after tax) in third quarter 2005. Last year's third quarter also included a negative depletion adjustment to deferred taxes of $2,862,000.

Selling, general and administrative expenses for the third quarter rose to $32,730,000 (9.1% of sales) versus $27,068,000 (8.6% of sales) for the third quarter of fiscal 2005 primarily due to increased profit sharing expense and the recording in 2006 of stock option expense.

Commenting on the third quarter results, President  and  CEO
John Baker stated:

     Product demand in the third quarter continued at strong levels as non-residential demand grew and residential demand showed a slight decline. Price increases taking effect July 1 should help improve margins in aggregates and cement and help sustain margins in concrete.

For the first nine months of fiscal 2006, net income increased 42% to $158,142,000 or $2.36 per diluted share versus $111,105,000 or $1.67 per diluted share in fiscal 2005. Consolidated total sales for the nine months increased 25% to $1,031,332,000 from $824,992,000 in fiscal
2005. Gross profit for the first nine months of fiscal year 2006 was $334,803,000, a 34% increase over the $249,176,000 gross profit achieved in the same period last year.

Outlook: Product demand levels in our markets remain strong with commercial and infrastructure spending showing greater strength. Residential demand is clearly on the decline. July pricing improvements have again been effected in most markets albeit in the face of more resistance than we experienced six months and a year ago.

The Company will host a conference call at 10:00 a.m. E.D.T. on Wednesday, July 26, 2006. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-682-4386 (security code FLAROCK), or via the Internet through Conference America, Inc.'s website at http://www.yourcall.com/real/players/frk072606.smil or via
the  Company's  website at www.flarock.com.   If  using  the
Company's website, click on Investor Relations - Florida Rock Industries, Inc. Conference Stream. There will be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the
Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include our ability to continue to mine our Miami quarry following the ruling in March invalidating our permit, general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                FLORIDA ROCK INDUSTRIES, INC.
         Summary of Consolidated Sales and Earnings
       (Amounts in thousands except per share amounts)
                         (Unaudited)

         FOR THE THREE AND NINE MONTHS ENDED JUNE 30


                                                   THREE MONTHS           NINE MONTHS
                                                 2006       2005        2006        2005
                                                 ____       ____        ____        ____

Net Sales                                 $ 349,333      305,514       1,001,667  805,854
Freight Revenues                             11,660        7,985          29,665   19,138
                                            -------      -------       ---------  -------
     Total Sales                            360,993      313,499       1,031,332  824,992
Gross Profit                                121,405      102,116         334,803  249,176
SG&A                                         32,730       27,068          95,694   75,655
(Gain)loss on sale of real estate            (1,621)      (1,842)         (3,312)  (6,144)
Operating Profit                             90,296       76,890         242,421  179,665
Interest Income/Expense (net)                   685          243           1,754     (519)
Other Income/Expense (net)                      890          646           4,895    1,679
Income before taxes                          91,871       77,779         249,070  180,825
Net Income                                $  58,317       45,878         158,142  111,105
Earnings per common share:
Basic                                     $     .89          .70            2.41     1.70
Diluted                                   $     .87          .69            2.36     1.67
Weighted average shares outstanding:
Basic                                        65,778       65,407          65,671   65,240
Diluted                                      67,058       66,821          66,921   66,676


                FLORIDA ROCK INDUSTRIES, INC.
                     Balance Sheet Data
                   (Amounts in thousands)
                         (Unaudited)

                                                    June 30,2006      September 30, 2005
Cash and cash equivalents                                 81,027                  68,921
Accounts receivable, net                                 165,769                 146,501
Inventories                                               48,133                  43,682
Other current assets                                      12,575                   7,721
Property, plant and equipment, net                       655,700                 578,500
Other non-current assets                                 241,082                 207,666
                                                         -------                 -------
  Total Assets                                         1,204,286               1,052,991
                                                       =========               =========

Current liabilities                                      155,273                 145,280
Long-term debt (excluding current maturities)             16,488                  18,437
Deferred income taxes                                     86,762                  87,789
Other non-current liabilities                             57,527                  53,552
Shareholders' equity                                     888,236                 747,933
                                                         -------                 -------
  Total Liabilities and Shareholders' Equity           1,204,286               1,052,991
                                                       =========               =========


                FLORIDA ROCK INDUSTRIES, INC.
                      Business Segments
                   (Amounts in thousands)
                         (Unaudited)

The Company has identified its business segments as Aggregates, Concrete Products, Cement and Calcium Products. All of the Company's operations are located in the southeastern and mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:



                                     Three Months Ended      Nine Months Ended
                                          June 30                  June 30

                                      2006         2005       2006        2005
                                      ----         ----       ----        ----
Net Sales, excluding freight
   Aggregates                      $  98,835       89,883     282,266     233,871
   Concrete products                 231,296      195,531     660,613     516,195
   Cement and calcium                 61,200       56,375     180,522     151,884
   Inter-segment sales               (41,998)     (36,275)   (121,734)    (96,096)
                                     --------     --------   ---------    --------
Total Net Sales, excluding freight   349,333      305,514   1,001,667     805,854
                                     =======      ========  ==========    ========
Operating Profit
   Aggregates                         31,704       31,474      81,756      70,944
   Concrete products                  42,953       34,847     119,606      81,052
   Cement and calcium                 23,787       18,598      64,145      45,395
   Corporate overhead                 (8,148)      (8,029)    (23,086)    (17,726)
                                      -------      -------    --------    --------
Total Operating profit             $  90,296       76,890     242,421     179,665
                                    =========      =======    ========    ========



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